Exhibit 10.14

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Second Amendment”) is made and entered and into this 31st day of March, 2003 by and between Marc Weinstein (“Executive”) and Mayor’s Jewelers, Inc. (“Company”).

WHEREAS, Executive and Company entered into an Employment Agreement dated October 26, 2001 and an Amendment to Employment Agreement dated July 19, 2002 (collectively the “Employment Agreement”);

WHEREAS, except as amended hereby, all terms and conditions of the Employment Agreement shall remain in full force and effect;

NOW THEREFORE, in consideration of the foregoing, and the mutual promises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties, Executive and Company agree as follows:

1.	At the end of Section 2.01 the following sentence shall be added: From March 31st, 2003 the Executive minimum base salary, before deducting all applicable withholdings, shall be increased from $200,000 to $240,000 per year, payable at all times and in a manner dictated by the Company’s standard payroll practices.

2.	Section 2.02(a) shall be deleted and replaced by the following: In addition to the base salary, the Executive shall be entitled to receive an annual cash bonus for each fiscal year of the Company that ends during the Term (the “Bonus Award”) based upon the achievement of performance goals the whole according to the Corporate Management Performance Bonus Plan set for all members of the Company Senior Management and detailed in the yearly bonus letter. A target level of (or levels) shall be established, which, if achieved, shall entitle the Executive to 40% of base salary. A range of targets has been provided as outlined in the Corporate Management Performance Bonus Plan document which shows a range from 0% bonus payout at 75% of target to 110% of bonus payout at 135% of target.

3.	The Executive and the Company agree that the amendment to Section 2.02(a) does not constitute a Good Reason under the Employment Agreement. But for greater clarity and certainty, the Executive hereby definitely and irrevocably waives and release all claims and/or rights and/or remedies that he may had, have or would have against the Company, its direct or indirect subsidiaries and their respective officers, agents, directors and Executives related to Good Reason for the modification of the bonus target level reflected in this Second Amendment.

4.	The amendments contemplated in this Second Amendment shall be effective as of March 31st, 2003 and shall not be retroactive.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed as set forth below:

MAYOR’S JEWELERS, INC	EXECUTIVE, Marc Weinstein

By: /s/ Thomas A. Andruskevich Thomas A. Andruskevich, Chief Executive Officer	/s/ Marc Weinstein